EXHIBIT 10.1

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT BLUM HOLDINGS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED BINDING LETTER OF INTENT

This Amended and Restated Binding Letter of Intent (the “LOI”) dated as of April 26, 2024 (the “Effective Date”) amends and restates in its entirety that certain Binding Letter of Intent dated as of February 9, 2024 by and between Buyer, Operators Only Corp., Golden Health & Wellness, Inc., and Target, and sets forth the terms of the agreement between Blum Holdings, Inc., a publicly traded Delaware corporation (the “Buyer” or “Blüm”) and a newly formed Blüm subsidiary created for the purposes of culminating the transactions contemplated herein (“Blüm Acquisition Co.”), on the one hand, and Safe Accessible Solutions, Inc. (which does business as “Cookies Sacramento”, the “Target”), on the other hand, for the acquisition of Target (which includes the delivery business known as “Jay St. Delivery” and the cannabis flower brand known as “Turkey Bag Heroes”, together the “Businesses” and each a “Business”). The Buyer and the Target may be referred to collectively as “Parties” and each separately a “Party”. This LOI formalizes the mutual intent of the Parties to proceed with the acquisition under the outlined terms and conditions and is binding upon the Parties, subject to the execution of definitive agreements.

BINDING PROVISIONS

Transaction:

Buyer shall enter into a Stock Sale and Purchase Agreement, or substantially similar document, with Target pursuant to which Buyer will acquire 100% of the common stock of Target from the shareholders of Target (the “Target Shareholders”), on the terms and subject to the conditions included herein and as further detailed in the Definitive Documents (as defined below) (the “Transaction”). For the avoidance of doubt, subsequent to the closing of the Transaction, the Target and its Businesses shall be a wholly-owned subsidiary of Blüm Acquisition Co., and Blüm Acquisition Co. shall be a wholly-owned subsidiary of Blüm. The Transaction will be structured in as tax-efficient of a manner as possible; provided that the Parties reserve the right to modify the structuring of the Transaction if advised to do so by their respective accountants or their respective tax, regulatory or legal advisors; provided further, however, that such structuring will not be modified in a manner that is materially and disproportionately disadvantageous from a tax standpoint for the Target without such Target’s prior written consent.

Transaction Consideration:

At closing, Target Shareholders shall receive an aggregate of $1,671,451 in consideration for the Target as follows:

1.         Buyer shall execute a secured promissory note to the Target Shareholders in the aggregate principal amount of approximately $1,000,071 to be paid in monthly installments of approximately $23,811 per month over 42 months pursuant to the attached EXHIBIT A Amortization Schedule (the “Note”). The Note may be converted into common stock of Buyer at the Transaction valuation, on terms to be agreed-upon. For the avoidance of doubt, if the holder of a Note converted it into common stock of Buyer, they shall convert on a pro-rata basis into approximately 458,832 shares of Buyer common stock or approximately 3.76% of Buyer; and

2.         945,605 shares of common stock of Buyer representing approximately 8.0535% of the common stock of Buyer (the “Shares”). The Target Shareholders shall have an option to exchange the shares for promissory notes as described below. Buyer shall hold back 196,507 shares to cover indemnification claims for a period of up to 12 months.

EXHIBIT 10.1

Consideration Valuation:	[***]
Target Shareholders Option to Exchange Shares for Promissory Note:

On the date which is 24 months after the Closing Date, the Target Shareholders shall have the option, but not the obligation, for a period of ninety (90) days thereafter, to exchange with Buyer the shares received as part of the purchase price for a promissory note. The promissory note will have a term of five years, with monthly payments not exceeding 50% of the monthly cash flow generated from Cookies Sacramento. The total adjusted purchase price, reflecting the shift from a mixed cash-stock deal to promissory note structure, would go from approximately $5 million to approximately $3.6 million. For the avoidance of doubt, the current purchase value of $5 million is comprised of a $1,000,071 promissory note and $4,000,286 in Buyer common stock. This arrangement is subject to US GAAP considerations, including the classification of financial instruments (this will likely have to be accounted for as debt as opposed to equity), measurement and recognition at fair value on a quarterly basis, and treatment as contingent consideration.

Employment Agreements; Management Agreement	[***]
Control of Purchased Interests:

Upon the Closing of the Transaction, Blüm Acquisition Co. shall exercise ownership and/or management control of Target (and Business) and Buyer shall exercise ownership and/or management control of Blüm Acquisition Co. The Parties will work collectively with the change management team (the “CMT”) established by Buyer and/or Blüm Acquisition Co. to consolidate operations and provide for continuity among the teams.

Survival; Indemnification; Right of Offset:

Representations and warranties of the Parties will survive for twelve (12) months following the Closing of the Transaction (the “Survival Period”). Target will be required to, severally and not jointly, indemnify Buyer and Blüm Acquisition Co. and other customary indemnified parties against losses related to breaches of representations, warranties, covenants (including the failure to transfer control and/or ownership of Target license(s) to the reasonable satisfaction of Buyer and Blüm Acquisition Co., fraud and other specified indemnities (if any). Indemnification claims will be subject to standard dispute procedures, including referral to arbitration.

Closing:

The closing of the transactions contemplated herein (the “Closing”) shall take place as soon as practicable.

Target shall have completed an AICPA audit by the Closing, subject to extension in sole discretion of Buyer.

From the date hereof until the earlier to occur of execution of the Definitive Documents by all Parties or the termination of this LOI, each of the Parties agrees to operate in the ordinary course of business consistent with past practices. Target agree to provide monthly Financial Statements or other documents as reasonably requested by Buyer. The Consideration described above is subject to change to account for material changes to the Target’s debt or liabilities at Closing from what is noted above.

Definitive Documents:

Upon execution of this LOI, Buyer will instruct its legal counsel to prepare and circulate, and the Parties will negotiate in good faith, the terms of the Definitive Documents, which Definitive Documents shall contain fundamental and other standard representations and warranties, standard covenants, indemnification, and other provisions appropriate for a Transaction of the type contemplated herein.

Expenses:

Except as set forth herein, each Party shall pay their own transaction expenses, including the fees and expenses of legal counsel and other advisors incurred in connection with the transactions contemplated by this LOI. Fees of the escrow agent shall be split pro rata amongst the Parties in accordance with their resulting ownership interests.

Authorization:

Each Party represents and warrants that it has received independent legal advice from attorneys of its own choosing with respect to the legal effect of this LOI, and further represents and warrants that it has carefully reviewed this entire LOI. Each Party represents and warrants that it has the power and authority to enter into this LOI and to consummate and perform the Transaction contemplated hereby.

Confidentiality:

Each Party covenants and agrees that such Party shall keep secret and retain in strictest confidence, and shall not at any time or in any manner, either directly or indirectly, divulge, copy, communicate, furnish, make available, or disclose any Confidential Information (as defined herein) received by it in connection with this LOI to any third party or use any such Confidential Information for the benefit of himself, itself, or any third-party, except as required by applicable law.

As used in this Agreement, “Confidential Information” shall mean any information relating to the other Party, or the business of the other Party; provided, however, that the term “Confidential Information” does not include information that (a) is now, or hereafter becomes, through no wrongful act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (d) is independently developed by the receiving party without use of any of the disclosing party’s Confidential Information; or (e) is authorized to be disclosed by the prior written consent of the disclosing party. The Parties acknowledge that Confidential Information is vital, sensitive, confidential, and proprietary to the other Parties and their business. The warranties, covenants, and agreements set forth in this section shall not expire for any reason and shall survive the expiration or termination of this LOI. Notwithstanding the foregoing, each Party may provide or disclose confidential information to advisors, legal counsel, accountants, and actual or prospective investors or lenders (“Authorized Parties”) so long as the Party disclosing such information obtains consent and agreement from such Authorized Parties to be bound (or such Authorized Persons are otherwise contractually or ethically bound) by the terms of this paragraph.

EXHIBIT 10.1

Governing Law; Attorneys’ Fees

This LOI shall be governed by, and construed in accordance with, California law without giving effect to any principle of law that would require application of the law of another jurisdiction.

If any action in law or in equity is necessary to enforce or interpret the terms of this LOI, the prevailing Party (as determined by the judge or arbitrator) shall be entitled to reasonable attorney’s fees and costs in addition to any other relief to which such prevailing Party may be entitled.

Assignment:

No Party may assign any of its rights or delegate any of its obligations under this LOI without the prior written consent of the other Party. This LOI will apply to, and inure to the benefit of, the successors and permitted assigns of the Parties.

Amendments:	This LOI may be amended only by a written instrument executed by the Parties.
Term:

Unless otherwise extended by the written approval of the Parties, this LOI shall automatically terminate upon the earlier to occur of (i) midnight local time in Los Angeles, California on April 26, 2025 or (ii) the date on which the mutually agreed and duly authorized Definitive Documents have been executed by all Parties, whichever occurs first (the “Termination Date”). If the LOI terminates as a result of the Definitive Documents not having been executed prior to the Termination Date, none of the Parties shall have any obligation or liability to the other Parties except to the extent that, prior to the Termination Date, a Party has breached the provisions under the sections entitled “Expenses” and “Confidentiality”, which shall survive any such termination.

Exclusivity Period:

From the Effective Date until the earlier of (a) the execution of the Definitive Documents and (b) 5:00 p.m. (Pacific time) on April 26, 2025, or such other date as may be agreed to in writing by the Parties: (i) Target will deal exclusively and in good faith with Buyer relating to the Transaction prior to entering into the Definitive Documents, (ii) Target and its respective directors, officers, employees, and financial, legal or other advisors (collectively, the “Representatives”) will immediately cease all existing discussions and negotiations, if any, with any other party in respect of any transaction involving any merger or other business combination or takeover bid involving Target, as applicable, or any other transaction where the consummation of which would or could reasonably be expected to interfere with or prevent the Transaction between Buyer and Target or materially reduce the benefit thereof to Buyer (collectively, an “Alternative Transaction”), and (iii) neither Target nor its representatives will solicit, initiate or knowingly encourage initiation of, or entertain a proposal or offer from, conduct discussions with, or provide any information to, any third party relating to an Alternative Transaction.

Buyer and Target agree that the rights and remedies for non-compliance with this exclusivity provision shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages alone would not provide an adequate remedy to Buyer. Any requirements for the securing or posting of any bond with such remedy are waived by the parties.

Entire Agreement:

This LOI supersedes and replaces any prior agreements, representations or understandings, whether written, oral, or implied, between or among any of the Parties regarding the subject matter described herein.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed this LOI as of the Effective Date.

SELLER: SAFE ACCESSIBLE SOLUTIONS, INC. (COOKIES SACRAMENTO) By: /s/ Gayk Serobyan Name: Gayk Serobyan Its: CEO

BUYER: BLUM HOLDINGS, INC. By: /s/ Sabas Carrillo Name: Sabas Carrillo Its: Chief Executive Officer

EXHIBIT 10.1

EXHIBIT A

AMORTIZATION SCHEDULE

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